Exhibit (a)(1)(i)

Offer to Purchase for Cash
By

RENREN INC.

Of Up to $50 Million in Value of its American Depositary Shares
At a Purchase Price Not Greater than $2.75 per American Depositary Share
Nor Less Than $2.40 per American Depositary Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE
AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF WEDNESDAY, APRIL 29, 2015,
UNLESS THE OFFER IS EXTENDED OR WITHDRAWN (SUCH DATE, AS IT MAY
BE EXTENDED, THE “EXPIRATION DATE”).

Renren Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company,” “Renren,” “we,” “our” or “us”), invites our securityholders to tender up to $50 million in value of our American Depositary Shares (the “ADSs”), each representing three Class A ordinary shares, par value $0.001 per share, for purchase by us at a price not greater than $2.75 nor less than $2.40 per ADS, net to the seller in cash, less any applicable withholding taxes, less a cancellation fee of $0.05 per ADS accepted for purchase in the Offer that will be paid to Citibank, N.A., the Company’s ADS depositary (the “Depositary”), and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”).

Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date we will select the lowest purchase price (in increments of $0.05 per ADS), not greater than $2.75 nor less than $2.40 per ADS (such purchase price, the “Final Purchase Price”), that will allow us to purchase $50 million in value of ADSs, or such lower amount equal to the value of the ADSs properly tendered and not properly withdrawn. All ADSs purchased in the Offer will be purchased at the Final Purchase Price, including those ADSs tendered at a price lower than the Final Purchase Price. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the ADSs tendered at or below the Final Purchase Price if, based on the Final Purchase Price, ADSs having an aggregate value in excess of $50 million are properly tendered and not properly withdrawn. ADSs not purchased in the Offer will be returned to the tendering securityholders at our expense promptly after the Expiration Date.

We reserve the right, in our sole discretion, to change the per ADS purchase price range and to increase or decrease the value of ADSs sought in the Offer, in each case subject to applicable law. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we may increase the value of ADSs purchased in the Offer and thereby increase the number of ADSs accepted for payment in the Offer by no more than 2% of the outstanding ADSs without amending or extending the Offer. See Section 1, Section 3 and Section 4.

As of April 1, 2015, we had 128,583,734 ADSs outstanding. At the maximum Final Purchase Price of $2.75 per ADS, we could purchase 18,181,818 ADSs if the Offer is fully subscribed, which would represent approximately 14.1% of our issued and outstanding ADSs and approximately 5.4% of our issued and outstanding share capital as of April 1, 2015. At the minimum Final Purchase Price of $2.40 per ADS, we could purchase 20,833,333 ADSs if the Offer is fully subscribed, which would represent approximately 16.2% of our issued and outstanding ADSs and approximately 6.1% of our issued and outstanding share capital as of April 1, 2015.

THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF ADSs BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

The ADSs are listed and traded on the New York Stock Exchange under the symbol “RENN.” On March 31, 2015, the last full trading day prior to the printing of the Offer to Purchase and the Commencement of the Offer, the last reported sale price of the ADSs was $2.41 per ADS. Securityholders are urged to obtain current market quotations for the ADSs before deciding whether and at what purchase price or purchase prices to tender their ADSs. See Section 8. There is currently no public market for our ordinary shares.

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, MORGAN STANLEY & CO. LLC, THE DEALER MANAGER FOR THE OFFER (THE “DEALER MANAGER”), GEORGESON INC., THE INFORMATION AGENT FOR THE OFFER (THE “INFORMATION AGENT”), OR CITIBANK, N.A., THE DEPOSITARY FOR THE OFFER (THE “DEPOSITARY”), OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR ADSs OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR ADSs. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR ADSs AND, IF SO, HOW MANY ADSs TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER. SEE SECTION 2.

Our directors and executive officers have advised us that they do not intend to tender ADSs in the Offer. See Section 11.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other Offer documents, you should contact the Information Agent, who will promptly furnish additional copies of these materials to securityholders at our expense. Securityholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Dealer Manager for the Offer is:

MORGAN STANLEY

Offer to Purchase dated April 2, 2015

IMPORTANT

If you want to tender all or any portion of your ADSs, you must do one of the following prior to 12:00 midnight, New York City time, at the end of Wednesday, April 29, 2015 (unless the Offer is extended):

•	if your ADSs are held through a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your ADSs for you;
•	if you hold American Depositary Receipts (“ADRs”) evidencing your ownership of ADSs or hold ADSs in book-entry form as a registered holder, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the ADRs evidencing your ADSs, if applicable, and any other documents required by the Letter of Transmittal, to Citibank, N.A., the Depositary for the Offer, at one of the addresses shown on the back cover of this Offer to Purchase; or
•	if you are an institution participating in The Depository Trust Company, tender your ADSs according to the procedure for book-entry transfer described in Section 3.

If a broker, dealer, commercial bank, trust company or other nominee holds your ADSs, it may have an earlier deadline for accepting the Offer. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee that holds your ADSs to find out its deadline.

If you want to tender your ADSs but (a) the ADRs evidencing your ADSs are not immediately available, or cannot be delivered to the Depositary by the Expiration Date, (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date, or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you may still tender your ADSs if you comply with the guaranteed delivery procedure described in Section 3.

If you wish to maximize the chance that your ADSs will be purchased in the Offer, you should check the box in the section of the Letter of Transmittal captioned “ADSs Tendered At Price Determined Under The Offer.” If you agree to accept the purchase price determined in the Offer, your ADSs will be deemed to be tendered at the minimum price of $2.40 per ADS. You should understand that this election may lower the Final Purchase Price and could result in your ADSs being purchased at the minimum price of $2.40 per ADS.

We are not making the Offer to, and will not accept any tendered ADSs from, securityholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to securityholders in any such jurisdiction.

If you have any questions regarding the Offer, please contact Georgeson Inc., the Information Agent for the Offer, at (866) 821-0284 (toll-free), or Morgan Stanley & Co. LLC, the Dealer Manager for the Offer, at (855) 483-0952 (toll-free).

WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH INFORMATION OR REPRESENTATION, AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY OF OUR OR THEIR AFFILIATES.

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights certain material information in this Offer to Purchase, but it does not describe all of the details of the Offer to the same extent described in this Offer to Purchase. We urge you to read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents that constitute part of the Offer because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my ADSs?

The issuer of the ADSs, Renren Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands, which we refer to as the “Company,” “Renren,” “we,” “our” or “us,” is offering to purchase the ADSs. See Section 1.

What is Renren offering to purchase?

We are offering to purchase up to $50 million in value of ADSs. See Section 1.

What is the purpose of the Offer?

Having reviewed our cash position, financial performance, future prospects, investment and acquisition strategy, and capital structure as well as the trading volume of our ADSs on the New York Stock Exchange, and after considering a variety of alternatives for the use of our financial resources, our board of directors approved a share repurchase program to repurchase up to $100 million of our ADSs and Class A ordinary shares, which we announced on June 28, 2014. Through March 13, 2015, we had repurchased approximately 15.8 million ADSs in an aggregate amount of approximately $48.6 million, leaving approximately $51.4 million of the amount authorized for the share repurchase program. We weighed the benefits of continuing to use the remaining amount authorized for the share repurchase program to repurchase ADSs on the open market from time to time against the benefits of using approximately the same amount to repurchase ADSs in a single transaction, and we determined that the Offer was the most effective way to realize the aims of the share repurchase program. The Offer constitutes a part of the $100 million share repurchase program that we announced on June 28, 2014, and not an addition to it.

We believe that the modified “Dutch auction” tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide our securityholders with the opportunity to tender all or a portion of their ADSs and, thereby, receive a return of some or all of their investment if they so elect. The Offer provides securityholders (particularly those who, because of the size of their shareholdings, might not be able to sell their ADSs without potential disruption to the ADS price) with an opportunity to obtain liquidity with respect to all or a portion of their ADSs without potential disruption to the ADS price. In addition, if we complete the Offer, securityholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in the Company at no additional cost to them. See Section 2, Section 9 and Section 11.

The Offer also provides our securityholders with an efficient way to sell their ADSs without incurring broker’s fees or commissions associated with open market sales. Furthermore, “odd lot holders” who hold ADSs registered in their names and tender their ADSs directly to the Depositary and whose ADSs are purchased in the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their ADSs in the open market. See Section 1 and Section 2.

How many ADSs will we purchase in the Offer?

We will purchase up to $50 million in value of ADSs in the Offer or such lower amount equal to the value of the ADSs properly tendered and not properly withdrawn. At the maximum Final Purchase Price of $2.75 per ADS, we could purchase 18,181,818 ADSs if the Offer is fully subscribed, which would represent approximately 14.1% of our 128,583,734 issued and outstanding ADSs and approximately 5.4% of our issued and outstanding share capital as of April 1, 2015. At the minimum Final Purchase Price of $2.40 per ADS, we could purchase 20,833,333 ADSs if the Offer is fully subscribed, which would represent approximately 16.2% of our issued and outstanding ADSs and approximately 6.1% of our issued and outstanding share capital as of April 1, 2015. If, based on the Final Purchase Price, more than $50 million in value of ADSs are properly tendered and not properly withdrawn, we will purchase all ADSs tendered at or below the Final Purchase Price on a pro rata basis, except for “odd lots” (of less than 100 ADSs), which we will purchase on a priority basis. We expressly reserve the right to purchase additional ADSs in the Offer, subject to applicable law. See Section 1. The Offer is not conditioned on any minimum number of ADSs being tendered, but is subject to certain other conditions. See Section 7.

In accordance with the rules of the SEC, we may increase the value of ADSs purchased in the Offer and thereby increase the number of ADSs accepted for payment in the Offer by no more than 2% of the outstanding ADSs without amending or extending the Offer. See Section 1.

What will the purchase price for the ADSs be and what will be the form of payment?

We are conducting the Offer through a procedure commonly called a modified “Dutch auction.” This procedure allows you to select the price (in increments of $0.05), within a price range specified by us, at which you are willing to sell your ADSs. The price range for the Offer is $2.40 to $2.75 per ADS. We will select the lowest purchase price (in increments of $0.05), not greater than $2.75 nor less than $2.40 per ADS, that will allow us to purchase $50 million in value of ADSs, based on the number of ADSs tendered and not properly withdrawn, or, if fewer ADSs are properly tendered, all ADSs that are properly tendered and not properly withdrawn. We will purchase all ADSs at the Final Purchase Price, even if you have selected a purchase price lower than the Final Purchase Price, but we will not purchase any ADSs tendered at a price above the Final Purchase Price.

If you wish to maximize the chance that we will purchase your ADSs, you should check the box in the section entitled “ADSs Tendered At Price Determined Under The Offer” in the section of the Letter of Transmittal captioned “Price (In Dollars) Per ADS At Which ADSs Are Being Tendered,” indicating that you will accept the Final Purchase Price. You should understand that this election may have the effect of lowering the Final Purchase Price and could result in your ADSs being purchased at the minimum price of $2.40 per ADS.

If we purchase your ADSs in the Offer, we will pay you the Final Purchase Price in cash, less any applicable withholding taxes and less a cancellation fee of $0.05 per ADS accepted for purchase in the Offer that will be paid to the Depositary and without interest, promptly after the Expiration Date. Under no circumstances will we pay interest on the Final Purchase Price, even if there is a delay in making payment. See the Introduction, Section 1 and Section 3.

How will we pay for the ADSs?

We plan to use available cash to purchase ADSs in the Offer and to pay all related fees and expenses. The maximum value of ADSs purchased in the Offer will be $50 million, subject to increases in accordance with applicable law. We expect that the maximum aggregate cost of this purchase, including all fees and expenses applicable to the Offer, will be approximately $51 million. See Section 9.

How long do I have to tender my ADSs?

You may tender your ADSs until the Offer expires. The Offer will expire on 12:00 midnight, New York City time, at the end of Wednesday, April 29, 2015, unless we extend the Offer. See Section 1. We may choose to extend the Offer at any time and for any reason in accordance with applicable law. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Section 1 and Section 14. If a broker, dealer, commercial bank, trust company or other nominee holds your ADSs, it may have an earlier deadline for accepting the Offer. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee that holds your ADSs to find out its deadline. See Section 3.

Can the Offer be extended, amended or terminated, and if so, under what circumstances?

Yes. We can extend or amend the Offer in our sole discretion in accordance with applicable law. If we extend the Offer, we may delay the acceptance of any ADSs that have been tendered. See Section 14. We can terminate the Offer under certain circumstances. See Section 7.

How will I be notified if you extend the Offer or amend the terms of the Offer?

If we extend the Offer, we will issue a press release not later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 14.

Are there any conditions to the Offer?

Yes. Our obligation to accept for payment and pay for your tendered ADSs depends upon a number of conditions being satisfied or waived on or prior to the Expiration Date, including:

•	no legal action shall have been threatened, pending or taken that might adversely affect the Offer;
•	no general suspension of trading in, or general limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the PRC shall have occurred;
•	no decrease of more than 10% in the market price of the ADSs or in the general level of market prices for equity securities in the United States or the New York Stock Exchange Index, the Dow Jones Industrial Average, the NASDAQ Global Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies measured from the close of trading on April 1, 2015, the last trading day prior to commencement of the Offer, shall have occurred;
•	no commencement of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States or the People’s Republic of China shall have occurred on or after the date of this Offer to Purchase, nor shall any material escalation of any war or armed hostilities which had commenced prior to the date of this Offer to Purchase have occurred;
•	no changes in the general political, market, economic or financial conditions, domestically or internationally, that are reasonably likely to materially and adversely affect our business, the trading in the ADSs or the trading price of the ADSs shall have occurred;
•	no person shall have proposed, announced or made a tender or exchange offer for the ADSs (other than the Offer), merger, business combination or other similar transaction involving us;
•	no person (including certain groups) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding Class A ordinary shares (including Class A ordinary shares represented by ADSs) (other than as publicly disclosed in a filing with the SEC on or before April 1, 2015). In addition, no new group shall have been formed since April 1, 2015, that beneficially owns more than 5% of the outstanding Class A ordinary shares (including Class A ordinary shares represented by ADSs);
•	no person (including a group) that has publicly disclosed in a filing with the SEC on or before April 1, 2015, that it has beneficial ownership of more than 5% of the outstanding Class A ordinary shares (including Class A ordinary shares represented by ADSs) shall have acquired, or publicly announced its proposal to acquire, beneficial ownership of an additional 2% of the outstanding Class A ordinary shares (including Class A ordinary shares represented by ADSs) (other than by virtue of the Offer made hereby);
•	no person shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or our subsidiaries’ assets or securities;
•	no material adverse change in our business, condition (financial or otherwise), assets, income, operations, prospects, or ability to pay our debts as they come due in the ordinary course of our business shall have occurred during the Offer or be reasonably expected to occur; and

•	we shall not have determined that as a result of the consummation of the Offer and the purchase of securities that there will be a reasonable likelihood that either (1) the Class A ordinary shares will be held of record by fewer than 300 persons or (2) the ADSs will be delisted from the New York Stock Exchange or be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

See Section 7 for a complete list of the conditions to the Offer. Each of the conditions is for our sole benefit and may be asserted or waived by us, in whole or in part, at any time and from time to time in our discretion prior to the Expiration Date. The Offer is not conditioned on any minimum number of ADSs being tendered.

How do I tender my ADSs?

If you want to tender all or any portion of your ADSs, you must do one of the following prior to 12:00 midnight, New York City time, at the end of Wednesday, April 29, 2015, or any later time and date to which the Offer may be extended:

•	if your ADSs are held through a broker, dealer, commercial bank, trust company or other nominee, contact the nominee by the deadline imposed by the nominee and have the nominee tender your ADSs for you;
•	if you hold ADRs evidencing your ownership of ADSs or hold ADSs in book-entry form as a registered holder, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the ADRs evidencing your ADSs, if applicable, and any other documents required by the Letter of Transmittal, to the Depositary at one of the addresses shown on the back cover of this Offer to Purchase; or
•	if you are an institution participating in The Depository Trust Company, tender your ADSs according to the procedure for book-entry transfer described in Section 3.

If a broker, dealer, commercial bank, trust company or other nominee holds your ADSs, it may have an earlier deadline for accepting the Offer. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee that holds your ADSs to find out its deadline.

If you want to tender your ADSs but (a) your ADRs evidencing the ADSs are not immediately available, or cannot be delivered to the Depositary by the Expiration Date, (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date, or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you may still tender your ADSs if you comply with the guaranteed delivery procedure described in Section 3.

We are not making the Offer to, and will not accept any tendered ADSs from, securityholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to securityholders in any such jurisdiction.

If you have any questions regarding the Offer, please contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase. See Section 3 and the Letter of Transmittal.

Can I conditionally tender my ADSs?

You may tender ADSs subject to the condition that a specified minimum number of your ADSs tendered pursuant to a Letter of Transmittal must be purchased if any ADSs tendered are purchased. Any securityholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. See Section 6.

Once I have tendered ADSs in the Offer, may I withdraw my tendered ADSs?

Yes. You may withdraw any ADSs you have tendered at any time before 12:00 midnight, New York City time, at the end of Wednesday, April 29, 2015, unless we extend the Offer, in which case you may withdraw your ADSs until the Expiration Date, as extended. If we have not accepted for payment the ADSs you have tendered to us, you may also withdraw your ADSs at any time after 12:00 midnight, New York City time, on May 28, 2015. See Section 4.

How do I withdraw ADSs I previously tendered?

To properly withdraw ADSs, you must deliver a written notice of your withdrawal to the Depositary on a timely basis at one of the addresses appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of ADSs to be withdrawn and the name of the registered holder of the ADSs. Some additional requirements apply if the certificates for ADSs to be withdrawn have been delivered to the Depositary or if your ADSs have been tendered under the procedure for book-entry transfer set forth in Section 3.

In what order will you purchase the tendered ADSs?

We will purchase ADSs on the following basis:

•	first, we will purchase all ADSs properly tendered by any odd lot holder (holders of less than 100 ADSs) at or below the Final Purchase Price and not properly withdrawn;
•	second, after the purchase of all of the ADSs properly tendered by odd lot holders at or below the Final Purchase Price, subject to the conditional tender provisions described in Section 6, we will purchase all other ADSs properly tendered at or below the Final Purchase Price on a pro rata basis with appropriate adjustment to avoid purchases of fractional ADSs; and
•	third, only if necessary to permit us to purchase $50 million in value of ADSs (or such greater amount as we may elect to purchase, subject to applicable law), we will purchase ADSs conditionally tendered (for which the condition was not initially satisfied) at or below the Final Purchase Price, by random lot, to the extent feasible. To be eligible for purchase by random lot, securityholders whose ADSs are conditionally tendered must have tendered all of their ADSs.

Therefore, it is possible that we will not purchase all of the ADSs that you tender even if you tender them at or below the Final Purchase Price. See Section 1.

Following the Offer, will you continue as a public company?

Yes. It is a condition of our obligation to purchase ADSs pursuant to the Offer that, as a result of the consummation of the Offer, there not be a reasonable likelihood that the Class A ordinary shares will be held by less than 300 persons or that the ADSs will be delisted from the New York Stock Exchange or will be eligible for deregistration under the Exchange Act. See Section 2 and Section 7.

What is Renren’s Board of Directors’ position on the Offer?

While the Board has authorized the Offer as part of a $100 million share repurchase program, it has not, nor has the Company, the Dealer Manager, the Information Agent or the Depositary or any of their respective affiliates, made, and none of them is making, any recommendation to you as to whether you should tender or refrain from tendering your ADSs or as to the price or prices at which you should choose or not choose to tender your ADSs. You must make your own decisions as to whether to tender your ADSs and, if so, how many ADSs to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal, including our reasons for making the Offer. You are urged to discuss your decisions with your own tax advisors, financial advisors and/or brokers. See Section 2.

Will Renren’s directors and executive officers tender ADSs in the Offer?

Our directors and executive officers have advised us that they do not intend to tender ADSs in the Offer. See Section 11.

What will happen if I do not tender my ADSs?

Securityholders who decide not to tender will own a greater percentage interest in the Company’s outstanding equity following the consummation of the Offer. See Section 2.

When and how will you pay me for the ADSs I tender?

Promptly after the Expiration Date, we will pay the Final Purchase Price net to the seller, in cash, less applicable withholding taxes, less a cancellation fee of $0.05 per ADS accepted for purchase in the Offer that will be paid to the Depositary, and without interest, for the ADSs we purchase. We will announce the preliminary results of the Offer, including price and preliminary information about any expected proration, on the business day following the Expiration Date. We do not expect, however, to announce the final results of any proration or the Final Purchase Price and begin paying for tendered ADSs until at least five business days after the Expiration Date. We will pay for the ADSs accepted for purchase by depositing the aggregate purchase price with the Depositary, promptly after the Expiration Date. The Depositary will act as your agent and will transmit to you the payment for all of your ADSs accepted for payment. See Section 1 and Section 5.

If I am a holder of Class A ordinary shares, Class B ordinary shares, or vested stock options, how do I participate in the Offer?

If you are a holder of Class A ordinary shares, you may tender your Class A ordinary shares only if and to the extent that you first deposit such Class A ordinary shares with the Depositary in exchange for ADSs. If you are a holder of Class B ordinary shares, you may tender your Class B ordinary shares only if and to the extent that you first convert your Class B ordinary shares into Class A ordinary shares and then deposit such Class A ordinary shares with the Depositary in exchange for ADSs. If you are a holder of vested stock options, you may exercise your vested options and receive Class A ordinary shares, which you may deposit with the Depositary in exchange for ADSs. You must exercise your options, and exchange your Class A ordinary shares, as applicable, sufficiently in advance of the Expiration Date to receive your ADSs in time to tender them. An exercise of an option cannot be revoked even if ADSs received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. See Section 3.

What is the recent market price of my ADSs?

On March 31, 2015, the last full trading day prior to the printing of this Offer to Purchase and the commencement of the Offer, the last reported sale price of the ADSs on the New York Stock Exchange was $2.41 per ADS. You are urged to obtain current market quotations for the ADSs before deciding whether and at what purchase price or purchase prices to tender your ADSs. See Section 8.

Will I have to pay brokerage commissions if I tender my ADSs?

If you are a registered securityholder and you tender your ADSs directly to the Depositary, you will not incur any brokerage commissions. If you hold ADSs through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any transaction costs are applicable. Securityholders who tender ADSs will be required to pay a cancellation fee of $0.05 per ADS accepted for purchase in the Offer that will be paid to the Depositary. See the Introduction and Section 3.

Will I have to pay stock transfer tax if I tender my ADSs?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the ADSs to the registered holder, you will not incur any stock transfer tax. See Section 5.

Are there any governmental or regulatory approvals, consents or filings to be made or obtained in connection with the Offer?

We are not aware of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of ADSs as contemplated by the Offer. Should any such approval or other action or notice filings be required, we presently contemplate that we will seek that approval or other action and make or cause to be made such notice filings. We cannot predict whether we will be required to delay the acceptance for payment of or payment for ADSs tendered in the Offer pending the outcome of any such approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Offer to accept for payment and pay for ADSs are subject to the satisfaction of certain conditions. See Sections 7 and 12.

What are the U.S. federal income tax consequences if I tender my ADSs?

Generally, if you are a U.S. Holder (as defined in Section 13), your receipt of cash from us in exchange for the ADSs you tender will be a taxable transaction for U.S. federal income tax purposes. The cash you receive for your tendered ADSs generally will be treated for U.S. federal income tax purposes either as consideration received in respect of a sale or exchange of the ADSs purchased by us or as a distribution from us in respect of ADSs. U.S. Holders could be subject to adverse tax consequences upon the disposition of ADSs as a result of our “passive foreign investment company” (PFIC) status. Please see Section 13 for a more detailed discussion on the tax treatment of the Offer to U.S. Holders, including the consequences to U.S. Holders as a result of our PFIC status. All securityholders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of participating in the Offer.

We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer.

Who should I contact with questions about the Offer?

The Information Agent or the Dealer Manager can help answer your questions. The Information Agent is Georgeson Inc. and the Dealer Manager is Morgan Stanley & Co. LLC. Their contact information is set forth on the back cover of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains or incorporates by reference certain forward-looking statements and information relating to us that are based on the beliefs of our management as well as assumptions made by, and information currently available to, us. These statements include, but are not limited to, statements about our strategies, plans, objectives, expectations, intentions, and assumptions and other statements that are not historical facts. Forward-looking statement in this document include statements relating to our ability to complete the Offer. When used in this document, words such as “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan” and “project” and similar expressions, as they relate to us, are intended to identify forward-looking statements.

Although we believe the expectations reflected in any forward-looking statements are reasonable, readers are cautioned that forward-looking statements involve known and unknown risks and uncertainties, are not guarantees of future performance and that actual results, performance or achievements may differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These differences can arise as a result of a number of risks, including those risks described in the “Risk Factors” section of our Annual Report on Form 20-F and other filings with the SEC.

Except as required by applicable law, we neither intend nor assume any obligation to update these forward-looking statements, which speak only as of their dates.

Notwithstanding anything in this Offer to Purchase, the Letter of Transmittal or any document incorporated by reference into this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with any tender offer.

INTRODUCTION

To the holder of the American Depositary Shares of Renren Inc.:

Renren Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company,” “Renren,” “we,” “our” or “us”), invites our securityholders to tender up to $50 million in value of ADSs, each ADS representing three Class A ordinary shares, par value $0.001 per share, for purchase at a price not greater than $2.75 nor less than $2.40 per ADS, net to the seller in cash, less any applicable withholding taxes, less a cancellation fee of $0.05 per ADS accepted for purchase in the Offer that will be paid to Citibank, N.A., the Company’s ADS depositary (the “Depositary”), and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal, which together, as they may be amended or supplemented from time to time, constitute the “Offer.”

The Offer will expire at 12:00 midnight, New York City time, at the end of Wednesday, April 29, 2015, unless the Offer is extended or withdrawn (such date, as it may be extended, the “Expiration Date”).

Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date we will determine a single per ADS price that we will pay for ADSs properly tendered and not properly withdrawn from the Offer, taking into account the total number of ADSs tendered and the prices specified by tendering securityholders. We will select the lowest purchase price (in increments of $0.05), not greater than $2.75 nor less than $2.40 per ADS, that will allow us to purchase $50 million in value of ADSs, or such lower amount equal to the value of the ADSs properly tendered and not properly withdrawn. We refer to the price we will select as the “Final Purchase Price.” All ADSs purchased in the Offer will be purchased at the Final Purchase Price, including those ADSs tendered at a price lower than the Final Purchase Price on the terms and subject to the conditions of the Offer, including proration provisions.

We will only purchase ADSs properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. However, because of the “odd lot” priority, proration (if ADSs having an aggregate value greater than the value we seek are properly tendered and not properly withdrawn) and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the ADSs tendered at or below the Final Purchase Price. If, based on the Final Purchase Price, ADSs having an aggregate value of less than $50 million are properly tendered and not properly withdrawn, we will buy all ADSs properly tendered and not properly withdrawn. ADSs not purchased in the Offer will be returned to the tendering securityholders at our expense promptly after the Expiration Date.

We reserve the right, in our sole discretion, to change the per ADS purchase price range and to increase or decrease the value of ADSs sought in the Offer, in each case subject to applicable law. See Section 1, Section 3 and Section 4.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF ADSs BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO A NUMBER OF OTHER TERMS AND CONDITIONS. SEE SECTION 7.

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY NOR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR ADSs OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR ADSs. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES HAS AUTHORIZED. ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR ADSs AND, IF SO, HOW MANY ADSs TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND

EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER. SEE SECTION 2.

Our directors and executive officers have advised us that they do not intend to tender ADSs in the Offer. See Section 11.

We will pay all fees and expenses incurred in connection with the Offer by the Depositary, the Information Agent and the Dealer Manager. See Section 15.

As of April 1, 2015, there were 713,526,945 Class A ordinary shares (including 385,751,202 Class A ordinary shares represented by ADSs) and 305,388,450 Class B ordinary shares, par value US$0.001 per share, issued and outstanding. At the maximum Final Purchase Price of $2.75 per ADS, we could purchase 18,181,818 ADSs if the Offer is fully subscribed, which would represent approximately 14.1% of our 128,583,734 issued and outstanding ADSs and approximately 5.4% of our issued and outstanding share capital as of April 1, 2015. At the minimum Final Purchase Price of $2.40 per ADS, we could purchase 20,833,333 ADSs if the Offer is fully subscribed, which would represent approximately 16.2% of our issued and outstanding ADSs and approximately 6.1% of our issued and outstanding share capital as of April 1, 2015.

The ADSs are listed and traded on the New York Stock Exchange under the symbol “RENN.” On March 31, 2015, the last full trading day prior to the printing of this Offer to Purchase and the commencement of the Offer, the last reported sale price of the ADSs was $2.41 per ADS. Securityholders are urged to obtain current market quotations for the ADSs before deciding whether and at what purchase price or purchase prices to tender their ADSs. See Section 8. There is currently no public market for our ordinary shares.

Our principal executive offices are located at 1/F, North Wing, 18 Jiuxianqiao Middle Road, Chaoyang District, Beijing 100016, People’s Republic of China and our phone number is +86 (10) 8448-1818.

References in this Offer to Purchase to “dollars” and “$” are to the lawful currency of the United States of America, unless otherwise indicated or the context suggests otherwise.

THE OFFER

1. Number of ADSs; Purchase Price; Proration.

Upon the terms and subject to the conditions of the Offer, we will purchase up to $50 million in value of ADSs, or such lower amount equal to the value of the ADSs properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date, at a price not greater than $2.75 and not less than $2.40 per ADS, net to the seller in cash, less any applicable withholding taxes, less a cancellation fee of $0.05 per ADS accepted for purchase in the Offer that will be paid to the Depositary, and without interest. If, based on the Final Purchase Price, ADSs having an aggregate value of less than $50 million are properly tendered and not properly withdrawn, we will buy all ADSs properly tendered and not properly withdrawn.

The term “Expiration Date” means 12:00 midnight, New York City time, at the end of Wednesday, April 29, 2015, unless and until we, in our sole discretion in accordance with applicable law, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend the Offer.

In accordance with Instruction 5 of the Letter of Transmittal, securityholders desiring to tender ADSs must either (1) specify that they are willing to sell their ADSs to us at the Final Purchase Price (which could result in the tendering securityholder receiving a purchase price per ADS as low as $2.40), or (2) specify the price or prices, not greater than $2.75 and not less than $2.40 per ADS, at which they are willing to sell their ADSs to us under the Offer. Prices may only be specified in increments of $0.05. Promptly following the Expiration Date, we will determine the Final Purchase Price that we will pay for ADSs properly tendered and not properly withdrawn, taking into account the number of ADSs tendered and the prices specified by tendering securityholders. We will select the lowest purchase price, not greater than $2.75 nor less than $2.40 per ADS, that will allow us to purchase $50 million in value of ADSs, or such lower amount equal to the value of the ADSs properly tendered and not properly withdrawn. All ADSs purchased in the Offer will be purchased at the Final Purchase Price, including those ADSs tendered at a price lower than the Final Purchase Price.

If you specify your willingness to sell your ADSs at the Final Purchase Price determined in the Offer, your ADSs will be deemed to be tendered at the minimum price of $2.40 per ADS for purposes of determining the Final Purchase Price. You should understand that this election may effectively lower the Final Purchase Price and could result in your ADSs being purchased at the minimum price of $2.40 per ADS.

We will announce the preliminary results of the Offer, including price and preliminary information about any expected proration, on the business day following the Expiration Date. We do not expect, however, to announce the final results of any proration or the Final Purchase Price and begin paying for tendered ADSs until at least five business days after the Expiration Date. We will only purchase ADSs properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. However, because of the odd lot priority, proration and conditional tender provisions of the Offer, we may not purchase all of the ADSs tendered at or below the Final Purchase Price if, based on the Final Purchase Price, more than $50 million in value of ADSs are properly tendered and not properly withdrawn. We will return all ADSs tendered and not purchased pursuant to the Offer, including ADSs tendered at prices in excess of the Final Purchase Price and ADSs not purchased because of proration or conditional tenders, to the tendering securityholders at our expense, promptly following the Expiration Date.

By following the Instructions to the Letter of Transmittal, securityholders can specify different minimum prices for specified portions of their ADSs, but a separate Letter of Transmittal must be submitted for ADSs tendered at each price. Securityholders can also specify the order in which the specified portions will be purchased in the event that, as a result of proration or otherwise, some but not all of the tendered ADSs are purchased pursuant to the Offer. In the event a securityholder does not designate such order and fewer than all ADSs are purchased due to proration, the Depositary will select the order of ADSs purchased.

We expressly reserve the right, in our sole discretion, in accordance with applicable law to change the per ADS purchase price range and to increase or decrease the value of ADSs sought in the Offer. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we may increase the value of ADSs purchased in the Offer and thereby increase the number of ADSs accepted for payment in the Offer by no more than 2% of the outstanding ADSs without amending or extending the Offer. However, if we purchase an additional number of ADSs in excess of 2% of the outstanding ADSs, we will amend and extend the Offer in compliance with applicable law. See Section 14.

In the event of an over-subscription of the Offer as described below, ADSs tendered at or below the Final Purchase Price prior to the Expiration Date will be subject to proration, except for odd lots. The proration period and withdrawal rights also expire on the Expiration Date, subject to applicable law.

The Offer is not conditioned on any minimum number of ADSs being tendered. The Offer is, however, subject to certain other conditions. See Section 7.

ADSs acquired pursuant to the Offer will be acquired by Renren free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of such ADSs to securityholders of record on or prior to the date on which the ADSs are taken up and paid for under the Offer shall be for the account of such securityholders. See Section 8.

Priority of Purchases.  On the terms and subject to the conditions of the Offer, if, based on the Final Purchase Price, ADSs having an aggregate value in excess of $50 million (or such greater amount as we may elect to purchase, subject to applicable law), have been properly tendered at prices at or below the Final Purchase Price and not properly withdrawn before the Expiration Date, we will purchase properly tendered ADSs on the basis set forth below:

•	First, we will purchase all ADSs properly tendered at or below the Final Purchase Price and not properly withdrawn by any odd lot holder, as described below, who:
•	tenders all ADSs owned beneficially or of record by such odd lot holder at a price at or below the Final Purchase Price (tenders of less than all of the ADSs owned by such odd lot holder will not qualify for this preference); and
•	completes the box entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.
•	Second, after the purchase of all of the ADSs properly tendered by odd lot holders at or below the Final Purchase Price, subject to the conditional tender provisions described in Section 6, we will purchase all other ADSs properly tendered at or below the Final Purchase Price on a pro rata basis with appropriate adjustment to avoid purchases of fractional ADSs.
•	Third, only if necessary to permit us to purchase $50 million in value of ADSs (or such greater amount as we may elect to pay, subject to applicable law), we will purchase ADSs conditionally tendered at or below the Purchase Price (for which the condition was not initially satisfied) and not properly withdrawn prior to the Expiration Date by random lot, to the extent feasible. To be eligible for purchase by random lot, securityholders whose ADSs are conditionally tendered must have properly tendered and not properly withdrawn all of their ADSs.

As a result of the foregoing priorities applicable to the purchase of ADSs tendered, it is possible that fewer than all ADSs tendered by a securityholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of ADSs, none of those ADSs will be purchased even though those ADSs were tendered at prices at or below the Final Purchase Price.

As we noted above, we may elect to purchase more than $50 million in value of ADSs in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater value.

Odd Lots.  For purposes of the Offer, the term “odd lots” means all ADSs properly tendered at prices at or below the Final Purchase Price held by a securityholder who owns beneficially or of record an aggregate of fewer than 100 ADSs, which we refer to as an “odd lot holder,” and so certifies in the appropriate place on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. To qualify for this preference, an odd lot holder must tender all ADSs owned beneficially or of record by the odd lot holder in accordance with the procedures described in Section 3. As set forth above, odd lots will be accepted for payment before proration, if any, of the purchase of other tendered ADSs. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more ADSs, even if these holders have separate accounts or certificates representing fewer than 100 ADSs. By accepting the Offer, an odd lot holder who holds ADSs in his or her name and tenders his or her ADSs directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s ADSs. Any odd lot holder wishing to tender all of such odd lot holder’s ADSs pursuant to the Offer should complete the box entitled “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery.

Proration.  If proration of tendered ADSs is required, we will determine the proration factor promptly following the Expiration Date. Proration for each securityholder tendering ADSs, other than odd lot holders, will be based on the ratio of the number of ADSs properly tendered and not properly withdrawn by such securityholder to the total number of ADSs properly tendered and not properly withdrawn by all securityholders, other than odd lot holders, at or below the Final Purchase Price, subject to conditional tenders. Because of the difficulty in determining the number of ADSs properly tendered and not withdrawn, and because of the odd lot procedure described above, the conditional tender procedure described in Section 6 and the guaranteed delivery procedure described in Section 3, we expect that we will not be able to announce the final proration factor or commence payment for any ADSs purchased pursuant to the Offer until at least five business days after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. After the Expiration Date, securityholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 13, the number of ADSs that we will purchase from a securityholder pursuant to the Offer may affect the U.S. federal income tax consequences to the securityholder of the purchase and, therefore, may be relevant to a securityholder’s decision whether to tender ADSs. The Letter of Transmittal affords each securityholder who tenders ADSs registered in such securityholder’s name directly to the Depositary the opportunity to designate the order of priority in which ADSs tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of ADSs being purchased.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the ADSs and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or the names of whose nominees, appear on our securityholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of ADSs.

2. Purpose of the Offer; Certain Effects of the Offer.

Purpose of the Offer.  Having reviewed our cash position, financial performance, future prospects, investment and acquisition strategy, and capital structure as well as the trading volume of our ADSs on the New York Stock Exchange, and after considering a variety of alternatives for the use of our financial resources, our board of directors approved a share repurchase program to repurchase up to $100 million of our ADSs and Class A ordinary shares, which we announced on June 28, 2014. Through March 13, 2015, we had repurchased approximately 15.8 million ADSs in an aggregate amount of approximately $48.6 million, leaving approximately $51.4 million of the amount authorized for the share repurchase program. We weighed the benefits of continuing to use the remaining amount authorized for the share repurchase program to repurchase ADSs on the open market from time to time against the benefits of using approximately the same amount to repurchase ADSs in a single transaction, and we determined that the Offer was the most effective way to realize the aims of the share repurchase program.

We believe that the modified “Dutch auction” tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide all of our securityholders with the opportunity to tender all or a portion of their ADSs and, thereby, receive a return of some or all of their investment if they so elect. The Offer provides securityholders (particularly those who, because of the size of their shareholdings, might not be able to sell their ADSs without potential disruption to the ADS price) with an opportunity to obtain liquidity with respect to all or a portion of their ADSs without potential disruption to the ADS price. In addition, if we complete the Offer, securityholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us at no additional cost to them.

The Offer also provides our securityholders with an efficient way to sell their ADSs without incurring broker’s fees or commissions associated with open market sales. Furthermore, odd lot holders who hold ADSs registered in their names and tender their ADSs directly to the Depositary and whose ADSs are purchased in the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their ADSs in the open market.

On March 30, 2015, our Board of Directors unanimously approved proceeding with the Offer to purchase up to $50 million in value of ADSs at a price not greater than $2.75 and not less than $2.40 per ADS. The Offer constitutes a part of the $100 million share repurchase program that we announced on June 28, 2014, and not an addition to it.

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY NOR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR ADSs OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR ADSs. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY NOR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR ADSs AND, IF SO, HOW MANY ADSs TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER.

Following the completion or termination of the Offer, we may, from time to time, repurchase ADSs on the open market or through private or public transactions in accordance with applicable law. Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) generally prohibits us and our affiliates from purchasing any ADSs, other than in the Offer, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5.

Our directors and executive officers have advised us that they do not intend to tender ADSs in the Offer. See Section 11.

Certain Effects of the Offer.  Securityholders who decide not to tender will own a greater percentage interest in the outstanding equity of the Company following the consummation of the Offer. These securityholders will also continue to bear the risks associated with owning the ADSs, including risks resulting from our purchase of ADSs in the Offer. Securityholders may be able to sell non-tendered ADSs in the future on the New York Stock Exchange or otherwise, at a net price significantly higher or lower than the Final Purchase Price in the Offer. We can give no assurance, however, as to the price at which a securityholder may be able to sell ADSs in the future.

We anticipate that there will be a sufficient number of ADSs outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the ADSs. However, there can be no assurance that any trading market in the ADSs will be liquid or as liquid as on the date hereof. Based upon published guidelines of the New York Stock Exchange, we do not believe that our purchase of ADSs under the Offer will cause our remaining outstanding ADSs to be delisted from the New York Stock Exchange. We also believe that our purchase of ADSs under the Offer will not result in the ADSs becoming eligible for deregistration under the Exchange Act. The Offer is conditioned upon, among other things, our having determined that the consummation of the Offer will not cause the ADSs to be delisted from the New York Stock Exchange or to be eligible for deregistration under the Exchange Act. See Section 7.

The ADSs and underlying Class A ordinary shares we acquire pursuant to the Offer will be cancelled.

Except as disclosed or incorporated by reference in this Offer to Purchase, Renren currently has no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving Renren or any of its subsidiaries;
•	any purchase, sale or transfer of a material amount of assets of Renren or any of its subsidiaries;
•	any material change in the present dividend policy, or indebtedness or capitalization of Renren;
•	any change in the present Board or management of Renren, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board or to change any material term of the employment contract of any executive officer;
•	any other material change in Renren’s corporate structure or business;
•	any class of equity securities of Renren becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;
•	the suspension of Renren’s obligation to file reports under Section 15(d) of the Exchange Act;
•	the delisting of Renren’s securities from the New York Stock Exchange;
•	the acquisition by any person of additional securities of Renren, or the disposition by any person of securities of Renren; or
•	any changes in Renren’s Memorandum of Association or Articles of Association, in each case as currently in effect, or other governing instruments or other actions that could impede the acquisition of control of Renren.

From time to time, as part of our long-term corporate goal of increasing securityholder value, we have explored potential strategic acquisitions, divestitures and business combinations. And from time to time, we have been approached by various parties who have expressed an interest in acquiring all or part of Renren. We are not engaged in on-going discussions with any party at this time and have not entered into confidentiality agreements with, or made confidential information available to, any party. While Renren may enter into discussions with these parties, if we do so, there can be no assurance that these discussion will lead to a transaction or as to the timing, value or terms of any such transaction.

On June 28, 2014, we announced a share repurchase program to repurchase up to $100 million of our ADSs and Class A ordinary shares. Through March 13, 2015, we have repurchased approximately 15.8 million ADSs in an aggregate amount of approximately $48.6 million. The Offer constitutes a part of the $100 million share repurchase program that we announced on June 28, 2014, and not an addition to it.

Nothing in the Offer will preclude us from pursuing, developing or engaging in future plans, proposals or negotiations that relate to or would result in one or more of the foregoing events, subject to applicable law. Although we do not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, we may undertake or plan actions that relate to or could result in one or more of these events. Securityholders tendering ADSs in the Offer may run the risk of foregoing the benefit of any appreciation in the value or market price of the ADSs resulting from such potential future events. However, there can be no assurance that we will decide to undertake any such event in the future.

3. Procedures for Tendering ADSs.

Proper Tender of ADSs.  For ADSs to be tendered pursuant to the Offer, such ADSs (or confirmation of receipt of such ADSs pursuant to the procedure for book-entry transfer set forth below), together with the ADRs evidencing such ADSs (if issued in certificated form), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), including any required signature guarantees, or an “Agent’s Message” (as defined below), and any other documents required by the Letter of Transmittal, must be received before 12:00 midnight, New York City time, at the end of Wednesday, April 29, 2015, by the Depositary at its address set forth on the back cover of this Offer to Purchase.

In the alternative, the tendering securityholder must, before the Expiration Date, comply with the guaranteed delivery procedure described below.

In accordance with Instruction 5 of the Letter of Transmittal, securityholders desiring to tender ADSs under the Offer must complete the section captioned “Price (In Dollars) Per ADS At Which ADSs Are Being Tendered” by either (1) checking the box in the section entitled “ADSs Tendered At Price Determined Under The Offer” or (2) checking one of the boxes in the section entitled “ADSs Tendered At Price Determined By Securityholder,” indicating the price at which ADSs are being tendered.

Securityholders who desire to tender ADSs at more than one price must complete a separate Letter of Transmittal for each price at which ADSs are tendered, provided that the same ADSs cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. To tender ADSs properly, one and only one box must be checked in the section captioned “Price (In Dollars) Per ADS At Which ADSs Are Being Tendered” in the Letter of Transmittal.

If tendering securityholders wish to maximize the chance that we will purchase their ADSs, they should check the box in the section entitled “ADSs Tendered At Price Determined Under The Offer” in the Letter of Transmittal under the section captioned “Price (In Dollars) Per ADS At Which ADSs Are Being Tendered.” Note that this election may have the effect of lowering the Final Purchase Price and could result in the tendered ADSs being purchased at the minimum price of $2.40 per ADS. If tendering securityholders wish to indicate a specific price (in increments of $0.05) at which their ADSs are being tendered, they must check the appropriate box in the section entitled “ADSs Tendered At Price Determined By Securityholder” in the section captioned “Price (In Dollars) Per ADS At Which ADSs Are Being Tendered” in the Letter of Transmittal. Tendering securityholders should be aware that this election could mean that none of their ADSs will be purchased if they check a box other than the box representing the price at or below the Final Purchase Price. In addition, odd lot holders who tender all of their ADSs must complete the section entitled “Odd Lots” in the Letter of Transmittal to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

Securityholders holding their ADSs through a broker, dealer, commercial bank, trust company or other nominee must contact the nominee in order to tender their ADSs. Securityholders who hold ADSs through nominees are urged to consult their nominees to determine whether transaction costs may apply if securityholders tender ADSs through the nominees and not directly to the Depositary. If, however, payment of the Final Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if ADSs not purchased in the Offer are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Final Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

Securityholders may tender ADSs subject to the condition that all, or a specified minimum number of ADSs, be purchased. Any securityholder desiring to make such a conditional tender should so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal. It is the tendering securityholder’s responsibility to determine the minimum number of ADSs to be purchased. Securityholders should consult their own financial and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Section 6 and Section 13.

Signature Guarantees and Method of Delivery.  No signature guarantee is required if:

•	the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3, will include any participant in the book-entry facilities of The Depository Trust Company

(“DTC”), whose name appears on a security position listing as the owner of the ADSs) of the ADSs tendered and the holder has not completed the box entitled “Special Payment Instructions” in the Letter of Transmittal; or
•	ADSs are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”). See Instruction 1 of the Letter of Transmittal.

If an ADR representing ADSs is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or ADSs not purchased or tendered are to be issued, to a person other than the registered holder of the certificate surrendered, then the tendered certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the ADR, with the signature guaranteed by an Eligible Institution. Any tax or other governmental charge arising due to payment being made at the request of the registered holder to a person other than the registered holder shall be for the account of the registered holder and the payee.

In all cases, payment for ADSs tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

•	one of (1) the ADRs representing the ADSs (if the ADSs are issued in the certificated form) or (2) a timely confirmation of the book-entry transfer of the ADSs into the Depositary’s account at DTC, as described below;
•	one of (1) a properly completed and duly executed Letter of Transmittal or a manually signed copy of the Letter of Transmittal, including any required signature guarantees, or (2) an Agent’s Message (as defined below) in the case of a book-entry transfer; and
•	any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including ADRs representing ADSs, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering securityholder. ADSs will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries in connection with the Offer, including a Letter of Transmittal and ADRs representing ADSs, must be made to the Depositary and not to us, the Dealer Manager, the Information Agent or DTC. ANY DOCUMENTS DELIVERED TO US, THE DEALER MANAGER, THE INFORMATION AGENT OR DTC WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

Book-Entry Delivery.  The Depositary will establish an account with respect to the ADSs for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the ADSs by causing DTC to transfer those ADSs into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of ADSs may be effected through a book-entry transfer into the Depositary’s account at DTC, either (1) an Agent’s Message must, in any case, be transmitted to, and received by, the Depositary prior to the Expiration Date, or (2) the guaranteed delivery procedure described below must be followed if book-entry transfer of the ADSs cannot be effected prior to the Expiration Date.

The confirmation of a book-entry transfer of ADSs into the Depositary’s account at DTC is referred to in this Offer to Purchase as a “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the participant tendering ADSs through DTC that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that Renren may enforce such agreement against that participant.

Guaranteed Delivery.  If you wish to tender ADSs in the Offer and your certificates for ADSs are not immediately available or cannot be delivered to the Depositary prior to the Expiration Date (or the procedures for book-entry transfer cannot be completed on a timely basis), or if time will not permit delivery of all required documents to the Depositary prior to the Expiration Date, the ADSs may still be tendered if all of the following conditions are met:

•	the tender is made by or through an Eligible Institution;
•	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery, is received by the Depositary prior to the Expiration Date; and
•	all tendered ADSs (including the ADRs evidencing such ADSs if issued in certificated form), in proper form for transfer (or confirmation of book-entry transfer of the ADSs into the Depositary’s account at DTC), together with a properly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

A Notice of Guaranteed Delivery must be delivered to the Depositary by hand, overnight courier, facsimile transmission or mail before the Expiration Date and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Securityholders may contact the Information Agent, the Dealer Manager or their broker for assistance. The contact information for the Information Agent and the Dealer Manager is on the back cover page of this Offer to Purchase.

Return of ADSs not Purchased.  If any tendered ADSs are not purchased in the Offer or are properly withdrawn before the Expiration Date, or if less than all ADSs evidenced by a securityholder’s ADRs are tendered, certificates for ADSs not purchased in the Offer will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the ADSs, or, in the case of ADSs tendered by book-entry transfer at DTC, the ADSs will be credited to the appropriate account maintained by the tendering securityholder at DTC, in each case without expense to the securityholder.

Determination of Validity; Rejection of ADSs; Waiver of Defects; No Obligation to Give Notice of Defects.  All questions as to the number of ADSs to be accepted, the Final Purchase Price to be paid for ADSs to be accepted and the validity, form, eligibility (including time of receipt of any ADSs tendered, including pursuant to the guaranteed delivery procedures) and acceptance for payment of any tender of ADSs will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any ADSs that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer on or prior to the Expiration Date, or any defect or irregularity in any tender with respect to any particular ADSs or any particular securityholder (whether or not we waive similar defects or irregularities in the case of other securityholders), and our interpretation of the terms of the Offer will be final and binding on all parties. In the event a condition is waived with respect to any particular securityholder, the same condition will be waived with respect to all securityholders. No tender of ADSs will be deemed to have been properly made until all defects or irregularities have been cured by the tendering securityholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of ADSs. Neither we nor the Dealer Manager, the Depositary, the Information Agent, any of our or their respective affiliates or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of the foregoing incur any liability for failure to give any such notification.

Tendering Securityholder’s Representations and Warranties; Our Acceptance Constitutes an Agreement.  It is a violation of Exchange Act Rule 14e-4 for a person, directly or indirectly, to tender ADSs for that person’s own account unless, at the time of tender and at the end of the proration period or period during which ADSs are accepted by lot (including any extensions of such period), the person so tendering (1) has a “net long position” equal to or greater than the amount of ADSs tendered in (a) ADSs or (b) other securities convertible into or exchangeable or exercisable for ADSs and, upon acceptance of the tender, will acquire the ADSs by conversion, exchange or exercise and (2) will deliver or cause to be delivered the ADSs in accordance with the terms of the Offer. Rule 14e-4 also provides a similar restriction applicable to a tender on behalf of another person.

A tender of ADSs in accordance with any of the procedures described above will constitute the tendering securityholder’s acceptance of the terms and conditions of the Offer, as well as the tendering securityholder’s representation and warranty to us that (1) the securityholder has a “net long position,” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the ADSs or equivalent securities at least equal to the ADSs being tendered, and (2) the tender of ADSs complies with Rule 14e-4. Our acceptance for payment of ADSs tendered pursuant to the Offer will constitute a binding agreement between the tendering securityholder and us on the terms and subject to the conditions of the Offer.

A tender of ADSs made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering securityholder has full power and authority to tender, sell, assign and transfer the ADSs tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the ADSs, and the same will not be subject to any adverse claim or right. Any such tendering securityholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the ADSs tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering securityholder and shall not be affected by, and shall survive, the death or incapacity of such tendering securityholder.

Lost or Destroyed Certificates.  Securityholders whose certificates for part or all of their ADSs have been lost, destroyed or stolen may contact Citibank, N.A., the Depositary and transfer agent for the ADSs, at the address and phone number set forth on the back cover of this Offer to Purchase for instructions to obtain a replacement certificate. That certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for ADSs that are tendered and accepted for payment. A bond may be required to be posted by the securityholder to secure against the risk that the certificates may be subsequently recirculated. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Securityholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation. Certificates for ADSs, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us, the Dealer Manager or the Information Agent. Any certificates delivered to us, the Dealer Manager or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.

U.S. Federal Backup Withholding.  Under the U.S. federal income tax laws, payments to a tendering securityholder may be subject to “backup withholding” at the applicable statutory rate (currently 28%), unless a tendering securityholder

•	provides a correct taxpayer identification number and any other required information and otherwise complies with applicable requirements of the backup withholding rules; or
•	is an exempt recipient and, when required, demonstrates this fact.

A securityholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the U.S. Internal Revenue Service (the “IRS”). To prevent backup withholding on cash payable under the Offer, each securityholder that is a U.S. person (as defined in the instructions to the IRS Form W-9) should provide the Depositary (or other applicable withholding agent) with his or her correct taxpayer identification number and certify that he or she is not subject to backup withholding by completing the IRS Form W-9 included in the Letter of Transmittal. In order to qualify as an exempt recipient, a securityholder that is not a U.S. person should complete and sign the appropriate IRS Form W-8.

4. Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of ADSs pursuant to the Offer are irrevocable. ADSs tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date and, unless we have accepted tendered ADSs for payment under the Offer, may also be withdrawn at any time after 12:00 Midnight, New York City time, on May 28, 2015.

For a withdrawal to be effective, a notice of withdrawal must be in written form and must be received in a timely manner by the Depositary at the address set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering securityholder; the number of ADSs to be withdrawn; and the name of the registered holder of the ADSs to be withdrawn, if different from the tendering securityholder. If certificates for ADSs to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering securityholder must also submit the serial numbers shown on the particular certificates for ADSs to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of ADSs tendered for the account of an Eligible Institution). If ADSs have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn ADSs and must otherwise comply with DTC’s procedures. If a securityholder has used more than one Letter of Transmittal or has otherwise tendered ADSs in more than one group of ADSs, the securityholder may withdraw ADSs using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, in our sole discretion, which determination will be final and binding on all parties. Neither we nor the Dealer Manager, the Depositary, the Information Agent, any of our or their respective affiliates or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of the foregoing incur liability for failure to give any such notification. Withdrawals may not be rescinded, and any ADSs properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn ADSs may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

If we extend the Offer, are delayed in our purchase of ADSs or are unable to purchase ADSs pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered ADSs on our behalf, and the ADSs may not be withdrawn except to the extent tendering securityholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for ADSs that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the ADSs tendered promptly after termination or withdrawal of the Offer.

5. Purchase of ADSs and Payment of Purchase Price.

On the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will:

•	determine the Final Purchase Price, taking into account the number of ADSs so tendered and the prices specified by tendering securityholders; and
•	accept for payment and pay for at the Final Purchase Price (and thereby purchase) ADSs having an aggregate value of up to $50 million (or such greater amount as we may elect to pay, subject to applicable law) properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. We may increase the value of ADSs purchased in the Offer and thereby increase the number of ADSs accepted for payment in the Offer by no more than 2% of the outstanding ADSs without amending or extending the Offer.

For purposes of the Offer, we will be deemed to have accepted for payment at the Final Purchase Price (and therefore purchased), subject to the odd lot priority, proration and conditional tender provisions of the Offer, ADSs that are properly tendered at or below the Final Purchase Price and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the ADSs for payment pursuant to the Offer.

On the terms and subject to the conditions of the Offer, promptly after the Expiration Date, we will accept for purchase and pay the Final Purchase Price for all of the ADSs accepted for payment in accordance with the Offer. In all cases, payment for ADSs tendered and accepted for payment in accordance with the Offer will be made promptly, subject to possible delay due to proration, but only after timely receipt by the Depositary of:

•	ADRs evidencing ADSs or a timely confirmation of a book-entry transfer of ADSs into the Depositary’s account at DTC;
•	a properly completed and duly executed Letter of Transmittal (or a manually signed copy of the Letter of Transmittal) or an Agent’s Message in the case of book-entry transfer; and
•	any other documents required by the Letter of Transmittal, including documents required pursuant to the guaranteed delivery procedures.

We will pay for ADSs purchased pursuant to the Offer by depositing the aggregate purchase price for the ADSs with the Depositary, which will act as agent for tendering securityholders for the purpose of receiving payment from us and transmitting payment to the tendering securityholders. In the event of proration, the Depositary will determine the proration factor and pay for those tendered ADSs accepted for payment promptly after the Expiration Date. ADRs evidencing all ADSs tendered and not purchased, including all ADSs tendered at prices in excess of the Final Purchase Price and ADSs not purchased due to proration or conditional tenders, will be returned, or, in the case of ADSs tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the ADSs, to the tendering securityholder promptly after the expiration or termination of the Offer at our expense.

Under no circumstances will interest be paid on the Final Purchase Price for the ADSs, regardless of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase ADSs pursuant to the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of ADSs purchased pursuant to the Offer. If, however, payment of the Final Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if ADSs not purchased in the Offer are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Final Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. In addition, securityholders who tender ADSs will be required to pay for a cancellation fee of $0.05 per ADS accepted for purchase in the Offer to the Depositary for ADSs tendered and accepted for payment, which the Depositary will deduct from the purchase price received from the Company.

6. Conditional Tender of ADSs.

Subject to the exception for odd lot holders, in the event of an over-subscription of the Offer, ADSs tendered at or below the Final Purchase Price prior to the Expiration Date will be subject to proration. See Section 1. As discussed in Section 13, the number of ADSs to be purchased from a particular securityholder may affect the U.S. federal income tax treatment of the purchase to the securityholder and the securityholder’s decision whether to tender. Accordingly, a securityholder may tender ADSs subject to the condition that a specified minimum number of the securityholder’s ADSs tendered pursuant to a Letter of Transmittal must be purchased if any ADSs tendered are purchased. Any securityholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. We urge each securityholder to consult with his or her own financial or tax advisor with respect to the advisability of making a conditional tender.

Any tendering securityholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of ADSs that must be purchased from that securityholder if any are to be purchased. After the Offer expires, if, based on the Final Purchase Price determined in the Offer, more than $50 million in value of ADSs (or such greater amount as we may elect to pay, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered ADSs, we will calculate a preliminary proration percentage based upon all ADSs properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of ADSs to be purchased from any securityholder below the minimum number specified, the conditional tender will automatically be regarded as withdrawn (except as provided in the next paragraph). Except as provided in the next paragraph, all ADSs tendered by a securityholder subject to a conditional tender pursuant to the Letter of Transmittal and regarded as withdrawn as a result of proration will be returned promptly after the Expiration Date at our expense.

After giving effect to these withdrawals, we will accept the remaining ADSs properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of ADSs to be purchased to fall below an aggregate value of $50 million (or such greater amount as we may elect to pay, subject to applicable law) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase $50 million in value of ADSs (or such greater amount as we may elect to pay, subject to applicable law). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of ADSs to be purchased.

7. Conditions of the Offer.

The Offer is not conditioned on any minimum number of ADSs being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any ADSs tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of or the payment for ADSs tendered, subject to Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the ADSs tendered promptly after termination or withdrawal of the Offer, if at any time on or after the commencement of the Offer and prior to the Expiration Date any of the following events have occurred (or are determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (including any action or inaction by us), makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for the ADSs in the Offer:

•	there has been threatened, instituted or pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:
•	challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the consummation of the Offer, the acquisition of some or all of the ADSs pursuant to the Offer or otherwise relates in any manner to the Offer; or
•	in our reasonable judgment, could materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to purchase some or all of the ADSs pursuant to the Offer;
•	there has been any action threatened, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, could directly or indirectly:

•	make the acceptance for payment of, or payment for, some or all of the ADSs illegal or otherwise restrict or prohibit consummation of the Offer;
•	delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the ADSs to be purchased pursuant to the Offer; or
•	materially and adversely affect our or our subsidiaries’ or our affiliates’ business, condition (financial or otherwise), income, operations or prospects;
•	there has occurred any of the following:
•	any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;
•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the PRC, whether or not mandatory;
•	a material change in United States or PRC or any other currency exchange rates or a suspension of or limitation on the markets therefor;
•	a decrease of more than 10% in the market price of the ADSs or in the general level of market prices for equity securities in the United States of the New York Stock Exchange Index, the Dow Jones Industrial Average, the NASDAQ Global Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies, in each case measured from the close of trading on April 1, 2015, the last trading day prior to commencement of the Offer;
•	the commencement of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States or the People’s Republic of China, on or after April 2, 2015;
•	any material escalation of any war or armed hostilities which had commenced prior to April 2, 2015;
•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;
•	any change in the general political, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect our business or the trading in the ADSs; or
•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;
•	a tender or exchange offer for any or all of the ADSs (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed;
•	we learn that:
•	any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Class A ordinary shares (including Class A ordinary shares represented by ADSs), whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before April 1, 2015);
•	any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before April 1, 2015, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer made hereby), beneficial ownership of an additional 2% or more of the outstanding Class A ordinary shares (including Class A ordinary shares represented by ADSs);

•	any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of the ADSs, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;
•	any change or changes have occurred or are threatened in our or our subsidiaries’ or affiliates’ business, condition (financial or otherwise), properties, assets, income, operations, prospects or ability to pay our debts as they come due in the ordinary course of our business that, in our reasonable judgment, has or could be reasonably expected to have a material adverse effect on us or any of our subsidiaries or affiliates or the benefits of the Offer to us;
•	any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion; or
•	we determine that the consummation of the Offer and the purchase of the ADSs may (1) cause the Class A ordinary shares to be held of record by fewer than 300 persons, or (2) cause the ADSs to be delisted from the New York Stock Exchange or to be eligible for deregistration under the Exchange Act.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time and from time to time on or prior to the Expiration Date in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties. See Section 14.

8. Price Range of ADSs; Dividends.

The ADSs are listed and traded on the New York Stock Exchange under the trading symbol “RENN.” The following table presents the high and low sales prices of the ADSs for the periods indicated.

	High	Low
Year Ended December 31, 2013
First quarter	$4.02	$2.85
Second quarter	$3.46	$2.52
Third quarter	$4.63	$2.89
Fourth quarter	$4.23	$2.76
Year Ended December 31, 2014
First quarter	$4.79	$3.00
Second quarter	$3.60	$3.12
Third quarter	$3.65	$3.10
Fourth quarter	$3.53	$2.45
Year Ending December 31, 2015
First quarter	$2.80	$2.35

As of April 29, 2015, unless the Expiration Date is extended, you will no longer be a holder of record of ADSs that are purchased by us under the Offer. Therefore, you will not be eligible for any benefits with respect to such purchased ADSs that inure to holders of record on or after the Expiration Date.

We have not paid in the past any cash dividends on our ordinary shares, and we do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business. The declaration and payment of future dividends on our ordinary shares will be at the sole discretion of our Board of Directors (subject to applicable Cayman Islands law) and will depend on our profitability, the terms of any applicable financing agreements and our financial condition, capital requirements, statutory and contractual restrictions, future prospects and other factors the Board of Directors deem relevant. Under our articles of association, our shareholders may by ordinary resolution declare dividends, but no dividend shall exceed the amount recommended by our Board of Directors.

On March 31, 2015, the last full trading day prior to the printing of this Offer to Purchase and the commencement of the Offer, the last reported sale price of the ADSs was $2.41 per ADS. Securityholders are urged to obtain current market quotations for the ADSs before deciding whether and at what purchase price or purchase prices to tender their ADSs.

9. Source and Amount of Funds.

The Offer is not subject to any financing condition. Assuming the Offer is fully subscribed, we expect the aggregate purchase price for the ADSs, together with related fees and expenses, to be approximately $50 million. We plan to fund any purchase of ADSs pursuant to the Offer, including the related fees and expenses, with available cash.

10. Certain Information Concerning the Company.

General

We began our operations in China in 2002 through what is now one of our consolidated affiliated entities. Our current holding company was incorporated in February 2006 in the Cayman Islands. We changed our name to Renren Inc. in December 2010 and completed our initial public offering and our listing on the New York Stock Exchange in May 2011.

We operate a leading real name social networking internet platform in China. We enable users to connect and communicate with each other, share information and user generated content, play online games and enjoy a wide range of other features and services. Our primary services are:

•	Renren social networking services, which includes our main social networking website and mobile services; and
•	Renren games, our online games business, available at wan.renren.com and on major mobile game distribution platforms, such as Apple’s Appstore.

Beginning in late 2013, we have been reallocating our resources to new business areas. We disposed of Nuomi, our group-buy e-commerce business, in two stages in October 2013 and February 2014. We disposed of 56.com, our on-line video business, in December 2014. We have also shifted from developing games in-house to licensing games from third-party design studios, reducing the size of our gaming team in the process. We plan to continue to develop new services for our core social networking services, which remains the foundation of all our services, particularly services that appeal to our target audience of college students and young people in China. We launched a new service in the fourth quarter of 2014 to provide credit financing to college students in China.

Recent Developments

Mr. Stephen Murphy resigned from our board of directors for personal reasons effective December 31, 2014. Ms. Hui Huang resigned as our chief financial officer effective at the close of business on December 31, 2014, and was appointed to our board of directors effective January 1, 2015. Mr. Ashley Kwok Wai Law, our vice president of finance, became our acting chief financial officer and continues to serve in that capacity.

Since December 31, 2014, we have made additional long-term investments totaling approximately $274.7 million, including approximately $195.3 million in equity-method investments and approximately $79.4 million in cost-method investments. We have also made additional investments totaling approximately $30.8 million in publicly traded securities. These investments reduced the aggregate amount of our cash, cash equivalents and term deposits by the corresponding amount.

Available Information

We are subject to the informational filing requirements of the Exchange Act and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and executive officers, their remuneration, stock options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in our Annual Report on Form 20-F, which is filed with the SEC. As required by Exchange Act Rule 13e-4(c)(2), we have also filed with the SEC the Schedule TO, which includes additional information relating to the Offer.

Information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains a website on the Internet at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Schedule TO and the documents incorporated therein by reference. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. You may also go to the Investor Relations section of Company’s website located at www.ir.renren-inc.com to access the Schedule TO and related documents.

Incorporation by Reference

The rules of the SEC allow us to “incorporate by reference” information that was filed prior to the date of this Offer to Purchase into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about us, and we incorporate them by reference (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules):

•	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2013, filed with the SEC on April 29, 2014; and
•	Our Report on Form 6-K filed with the SEC on March 19, 2015.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this Offer to Purchase from the SEC’s website at the address or website set forth above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent at its address and telephone number set forth below:

The Information Agent for the Offer is:

480 Washington Blvd., 26th Floor
Jersey City, NJ 07310
Banks, Brokers and Shareholders
Call Toll-Free (866) 821-0284

11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the ADSs.

ADSs Outstanding.  As of April 1, 2015, there were 713,526,945 Class A ordinary shares (including 385,751,202 Class A ordinary shares represented by ADSs) and 305,388,450 Class B ordinary shares issued and outstanding. At the maximum Final Purchase Price of $2.75 per ADS, we could purchase 18,181,818 ADSs if the Offer is fully subscribed, which would represent approximately 14.1% of our 128,583,734 issued and outstanding ADSs and approximately 5.4% of our issued and outstanding share capital as of April 1, 2015. At the minimum Final Purchase Price of $2.40 per ADS, we could purchase 20,833,333 ADSs if the Offer is fully subscribed, which would represent approximately 16.2% of our issued and outstanding ADSs and approximately 6.1% of our issued and outstanding share capital as of April 1, 2015.

Beneficial Ownership. The following table sets forth information with respect to the beneficial ownership of our ordinary shares (including Class A ordinary shares represented by our ADSs), as of February 28, 2015, by:

•	each of our directors and executive officers; and
•	each person known to us to own beneficially more than 5% of our ordinary shares.

The calculations in the table below are based on 1,021,240,806 ordinary shares outstanding as of February 28, 2015, including 715,852,356 Class A ordinary shares and 305,388,450 Class B ordinary shares. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our ordinary shares. In computing the number of ordinary shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary Shares Beneficially Owned
	Number		%(1)		% of Voting Power(2)
Directors and Executive Officers:
Joseph Chen(3)	284,499,595		27.5		48.0
James Jian Liu(4)	35,961,985		3.5		1.0
Katsumasa Niki(5)		*		*		*
Hui Huang(6)		*		*		*
David K. Chao(7)	90,270,371		8.8		2.4
Matthew Nimetz(8)		*		*		*
Chuanfu Wang(9)		*		*		*
Ashley Kwok Wai Law(10)		*		*		*
Lillian Liu(10)		*		*		*
Miao Cao(10)		*		*		*
He Li(10)		*		*		*
All directors and executive officers as a group(11)	417,777,736		40.0		51.4
Principal Shareholders:
SB Pan Pacific Corporation and affiliate(12)	405,388,451		39.7		43.0
DCM and affiliates(13)	87,929,871		8.6		2.3

*	Less than 1% of our total outstanding ordinary shares.
(1)	For each person and group included in this column, percentage ownership is calculated by dividing the number of ordinary shares beneficially owned by such person or group by the sum of the number of ordinary shares outstanding and the number of ordinary shares such person or group has the right to acquire upon exercise of the share options or warrants within 60 days of February 28, 2015.

(2)	For each person and group included in this column, percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power with respect to all of our Class A and Class B ordinary shares as a single class. Each holder of our Class B ordinary shares is entitled to ten votes per share and each holder of Class A ordinary shares is entitled to one vote per share held by our shareholders on all matters submitted to them for a vote. Subject to certain exceptions, our Class A ordinary shares and Class B ordinary shares vote together as a single class on all matters submitted to a vote of our shareholders. Our Class B ordinary shares are convertible at any time by the holder into Class A ordinary shares on a one-for-one basis.
(3)	Represents (i) 170,258,970 Class B ordinary shares held by Mr. Joseph Chen, (ii) 100,000,000 Class A ordinary shares held by Mr. Joseph Chen, and (iii) 14,240,625 Class A ordinary shares issuable upon exercise of options held by Mr. Chen that that are exercisable within 60 days after February 28, 2015. See the paragraph following this table for more information on Class A and Class B ordinary shares. The business address of Mr. Chen is 1/F, North Wing, 18 Jiuxianqiao Middle Road, Chaoyang District, Beijing, 100016, People’s Republic of China.
(4)	Represents (i) 31,365,110 Class A ordinary shares held by Mr. James Jian Liu and (ii) 4,596,875 Class A ordinary shares issuable upon exercise of options held by Mr. Liu that are exercisable within 60 days after February 28, 2015. The business address of Mr. Liu is 1/F, North Wing, 18 Jiuxianqiao Middle Road, Chao Yang District, Beijing, 100016, People’s Republic of China.
(5)	The business address of Mr. Niki is c/o SoftBank Corp., 1-9-1 Higashi-shimbashi, Minato-ku, Tokyo, 105-7303, Japan.
(6)	The business address of Ms. Huang is 1/F, North Wing, 18 Jiuxianqiao Middle Road, Beijing, 100016, People’s Republic of China.
(7)	Represents (i) 1,958,000 Class A ordinary shares held by Mr. David Chao, (ii) 382,500 Class A ordinary shares issuable upon exercise of options held by Mr. Chao that are exercisable within 60 days after February 28, 2015, and (iii) 87,929,871 Class A ordinary shares held by DCM and affiliates. DCM Investment Management III, LLC is the general partner of DCM. Mr. David Chao and Mr. Peter W. Moran are the managing members of DCM Investment Management III, LLC. See note 13, below, for more information on the shares held by DCM and affiliates. The business address of Mr. Chao is 2420 Sand Hill Road, Suite 200, Menlo Park, CA 94025.
(8)	The business address of Mr. Nimetz is c/o General Atlantic LLC, 55 East 52 Street, New York, New York 10055.
(9)	The business address of Mr. Wang is No. 3009, BYD Road, Pingshan, Shenzhen, 518118, People's Republic of China.
(10)	The business address of this individual is 1/F, North Wing, 18 Jiuxianqiao Middle Road, Beijing, 100016, People’s Republic of China.
(11)	Certain directors and executive officers have been granted options pursuant to our 2006, 2008 and 2009 Equity Incentive Plans and our 2011 Share Incentive Plan. See “Item 6.B — Directors, Senior Management and Employees — Compensation — Equity Incentive Plans.”
(12)	The number of ordinary shares beneficially owned is as of December 31, 2011, as reported in a Schedule 13G filed by SB Pan Pacific Corporation and SoftBank Corp. on February 14, 2012, and consists of 270,258,971 Class A ordinary shares and 135,129,480 Class B ordinary shares held by SB Pan Pacific Corporation. See the two paragraphs following this table for more information on Class A and Class B ordinary shares. SB Pan Pacific Corporation is a corporation established under the laws of the Federated States of Micronesia, and is a wholly owned subsidiary of SoftBank Corp. SoftBank Corp. is a corporation established under the laws of Japan, and is a public company listed on the Tokyo Stock Exchange. On January 31, 2011, SoftBank Corp. transferred 2,582,200 series C preferred shares and 402,870,510 series D preferred shares to SB Pan Pacific Corporation, and, immediately prior to the completion of our initial public offering in May 2011, 135,129,480 of these series D preferred shares were converted into Class B ordinary shares on a one-to-one basis and the rest of the preferred shares held by SB Pan Pacific Corporation were converted into Class A ordinary shares on a one-to-one basis. The business address for SB Pan Pacific Corporation is P.O. Box 902, Kolonia, Pohnpei, FSM 96941, and the business address for SoftBank Corp. is 1-9-1 Higashi-Shimbashi, Minato-ku, Tokyo 105-7303, Japan.

(13)	The number of ordinary shares beneficially owned is as of December 31, 2011, as reported in a Schedule 13G filed by DCM Ventures (as defined below) and affiliates on February 13, 2012, and consists of (i) 81,768,285 Class A ordinary shares which are directly owned by DCM III, L.P. (“DCM III”), (ii) 2,166,501 Class A ordinary shares which are directly owned by DCM III-A, L.P. (“DCM III-A”) and (iii) 3,995,085 Class A ordinary shares which are directly owned by DCM Affiliates Fund III, L.P. (“Aff III”). We refer to DCM III, DCM III-A and Aff III collectively as “DCM.” DCM Investment Management III, LLC (“GP III”) is the general partner of DCM III, DCM III-A and Aff III and may be deemed to have sole power to vote and dispose these Class A ordinary shares respectively held by DCM III, DCM III-A and Aff III, and Mr. David Chao and Mr. Peter W. Moran, the managing members of GP III, may be deemed to have shared power to vote and dispose these Class A ordinary shares. As set forth in note 6 above, Mr. Chao also owns 1,958,000 Class A ordinary shares. The business address of DCM Ventures is 2420 Sand Hill Road, Suite 200 Menlo Park, CA 94025.

Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares are entitled to one vote per share, while holders of Class B ordinary shares are entitled to ten votes per share. We issued Class A ordinary shares represented by our ADSs in our initial public offering in May 2011. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any transfer of Class B ordinary shares by a holder thereof to any person or entity which is not an affiliate of such holder, such Class B ordinary shares shall be automatically and immediately converted into the equal number of Class A ordinary shares. See “Item 10.B — Additional Information — Memorandum and Articles of Association — Ordinary Shares” in our most recent Form 20-F, incorporated herein by reference, for a more detailed description of our Class A ordinary shares and Class B ordinary shares.

Our directors and executive officers are entitled to participate in the Offer on the same basis as other securityholders. However, our directors and executive officers have advised us that they do not intend to tender ADSs in the Offer. As a result, the Offer will increase the proportional holdings of our directors and executive officers.

In addition, after expiration or termination of the Offer, our directors and executive officers may also sell their ADSs, subject to applicable law and applicable policies and practices of the Company, from time to time in open market transactions at prices that may be more or less favorable than the Final Purchase Price to be paid to our holders of ADSs pursuant to the Offer.

Recent Securities Transactions.  Based on our records and on information provided to us by our directors and executive officers, neither we nor any of our directors or executive officers has effected any transactions involving our ordinary shares or ADSs during the 60 days prior to April 2, 2015, other than as disclosed in this Offer to Purchase. As disclosed below, we repurchased an aggregate of 1,361,537 outstanding ADSs for a price per ADS ranging from $2.4935 to $2.6100 during the 60 days prior to April 2, 2015, in connection with our share repurchase program.

ADS and Share Repurchase Program.  On June 28, 2014, we announced a share repurchase program to repurchase up to $100 million of our ADSs and Class A ordinary shares. Through March 13, 2015, we have repurchased approximately 15.8 million ADSs in an aggregate amount of approximately $48.6 million. The Offer constitutes a part of the $100 million share repurchase program that we announced on June 28, 2014, and not an addition to it.

The individual repurchases made by us pursuant to the share repurchase program during the 60 days prior to April 2, 2015, are as follows:

Date of Repurchase	Price per ADS ($)	Number of ADSs Repurchased	Total Purchase Price ($)
February 2, 2015	$2.5733	98,940	$254,602.30
February 3, 2015	$2.6002	98,940	$257,263.79
February 4, 2015	$2.5924	4,600	$11,925.04
February 6, 2015	$2.6100	3,400	$8,874.00
February 10, 2015	$2.6100	4,000	$10,440.00
February 11, 2015	$2.6096	15,800	$41,231.68
February 17, 2015	$2.6043	66,271	$172,589.57
February 18, 2015	$2.6098	44,909	$117,203.51
February 19, 2015	$2.6100	35,068	$91,527.48
February 20, 2015	$2.6078	54,320	$141,655.70
February 23, 2015	$2.6017	79,881	$207,826.40
February 24, 2015	$2.6092	30,790	$80,337.27
February 25, 2015	$2.6059	66,941	$174,441.55
February 26, 2015	$2.6100	2,203	$5,749.83
February 27, 2015	$2.6013	80,476	$209,342.22
March 2, 2015	$2.5936	71,057	$184,293.44
March 3, 2015	$2.5465	71,057	$180,946.65
March 4, 2015	$2.5435	71,057	$180,733.48
March 5, 2015	$2.5430	71,057	$180,697.95
March 6, 2015	$2.5436	71,057	$180,740.59
March 9, 2015	$2.5721	63,300	$162,813.93
March 10, 2015	$2.5255	64,812	$163,682.71
March 11, 2015	$2.5001	64,867	$162,173.99
March 12, 2015	$2.5055	64,867	$162,524.27
March 13, 2015	$2.4935	61,867	$154,265.36

Equity Incentive Plans.  Since February 27, 2006, we have adopted four equity incentive plans for Renren Inc. and one equity incentive plan for Link224 Inc., a subsidiary within our game segment, to motivate, retain and attract the best personnel and promote the success of our business.

Renren Inc. adopted the 2006 Equity Incentive Plan on February 27, 2006, the 2008 Equity Incentive Plan on January 31, 2008, the 2009 Equity Incentive Plan on October 15, 2009 and the 2011 Share Incentive Plan on April 14, 2011. We refer to these four incentive plans adopted by Renren Inc. collectively as the Plans. As of February 28, 2015, options to purchase 3,971,130 ordinary shares were outstanding under the 2006 Equity Incentive Plan, options to purchase 1,254,500 ordinary shares were outstanding under the 2008 Equity Incentive Plan, 3,570 restricted share units and options to purchase 5,263,215 ordinary shares were outstanding under the 2009 Equity Incentive Plan and 5,563,780 restricted share units and options to purchase 103,126,296 ordinary shares were outstanding under the 2011 Share Incentive Plan.

On April 1, 2013, our board of directors authorized Link224 Inc. to adopt the 2013 Share Incentive Plan for issuance and reservation of ordinary shares of Link224 Inc. specifically for employees of our games segment. As of February 28, 2015, options to purchase 3,683,272 ordinary shares of Link224 Inc. were outstanding under the 2013 Share Incentive Plan.

See “Item 6.B — Compensation — Equity Incentive Plans” in our most recent Form 20-F, incorporated herein by reference, for a more detailed description of our equity incentive plans.

The foregoing description of agreements and arrangements involving ADSs are qualified in their entirety by reference to the text of the respective agreement or arrangement, copies of which have been filed with the SEC.

Except as otherwise described or incorporated by reference in this Offer to Purchase, none of Renren nor, to the best of our knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any securities of Renren, including any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

12. Certain Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of ADSs as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of ADSs as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of ADSs tendered pursuant to the Offer pending the outcome of any such matter, subject to our right to decline to purchase ADSs if any of the conditions in Section 7 have occurred or are deemed by us to have occurred or have not been waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for ADSs tendered pursuant to the Offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any ADSs tendered. See Section 7.

13. U.S. Federal Income Tax Consequences.

The following discussion describes the principal U.S. federal income tax consequences of the Offer to U.S. Holders (defined below) whose ADSs are properly tendered and accepted for payment pursuant to the Offer. Those securityholders who do not participate in the Offer will not incur any U.S. federal income tax liability as a result of the Offer.

This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing, temporary and proposed regulations thereunder, published rulings and court decisions, all of which are subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the IRS with respect to any U.S. federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion addresses only ADSs held as “capital assets” within the meaning of Section 1221 of the Code (generally property held for investment). It does not address all aspects of U.S. federal income taxation that may be important to particular securityholders in light of their individual investment circumstances, including securityholders subject to special tax rules (for example, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, traders in securities that elect mark-to-market treatment, partnerships or other entities treated as partnerships for U.S. federal income tax purposes) and their partners, tax-exempt organizations (including private foundations), securityholders who are not U.S. Holders, securityholders who own (directly, indirectly or constructively) 10% or more of our voting stock, securityholders who acquired their ADSs pursuant to any employee share option or otherwise as compensation, securityholders that hold their ADSs as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes, or securityholders that have a functional currency other than the United States dollar), all of whom may be subject to tax rules that differ significantly from those summarized below. If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a securityholder, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships or partners in a partnership holding our ADSs should consult their own tax advisors regarding the tax consequences of participating in the Offer. This description does not address tax consequences arising under any laws other than U.S. federal income tax laws, including under state, local or foreign laws, or under U.S. federal estate or gift tax laws.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of ADSs that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in, or organized under the law of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a U.S. person under the Code.

Characterization of the Purchase

Our purchase of ADSs from a U.S. Holder pursuant to the Offer generally will be a taxable transaction for U.S. federal income tax purposes. As a consequence of any such purchase, a U.S. Holder will, depending on the U.S. Holder’s particular circumstances, be treated either as having sold its ADSs or as having received a distribution in respect of such ADSs. Our purchase of ADSs pursuant to the Offer will be treated as a sale if a U.S. Holder meets at least one of the three tests discussed below (the “Section 302 tests”). The purchase will be treated as a distribution if the U.S. Holder does not satisfy any of the Section 302 tests.

Section 302 Tests — Determination of Sale or Distribution Treatment

Our purchase of ADSs pursuant to the Offer will be treated as a sale of the ADSs by a U.S. Holder if any of the following Section 302 tests is satisfied:

•	as a result of the purchase, there is a “complete redemption” of the U.S. Holder’s equity interest in us;
•	as a result of the purchase, there is a “substantially disproportionate” reduction in the U.S. Holder’s equity interest in us; or
•	the receipt of cash by the U.S. Holder is “not essentially equivalent to a dividend.”

As indicated above, if none of these tests is met with respect to a particular U.S. Holder, then our purchase of ADSs pursuant to the Offer will be treated as a distribution. In determining whether any of the Section 302 tests has been met, a U.S. Holder must take into account not only ordinary shares and ADSs it actually owns, but also ordinary shares and ADSs it constructively owns within the meaning of Section 318 of the Code (including ordinary shares and ADSs that may be acquired through options that it owns or ordinary shares or ADSs held by certain members of the U.S. Holder’s family).

One of the following tests must be satisfied for the sale of ADSs pursuant to the Offer to be treated as a sale or exchange rather than as a distribution.

Complete Redemption.  The purchase of ADSs pursuant to the Offer will result in a “complete redemption” of a U.S. Holder’s equity interest in the Company if, immediately after such purchase, such U.S. Holder owns, actually and constructively, no stock of the Company (including ADSs). In applying the “complete redemption” test, U.S. Holders may be able to waive the application of constructive ownership through the family attribution rules, provided that such U.S. Holders comply with the provisions of Section 302(c)(2) of the Code and applicable U.S. Treasury Regulations. U.S. Holders wishing to satisfy the “complete redemption” test through satisfaction of the special conditions set forth in Section 302(c)(2) of the Code should consult their tax advisors concerning the mechanics and desirability of those conditions. A U.S. Holder who holds options to acquire ordinary shares or ADSs of the Company will be treated as the constructive owner of such equity interests and therefore will not be eligible for “complete redemption” treatment, even if all of such U.S. Holder’s actual ADSs are sold in the transaction.

Substantially Disproportionate.  In general, the purchase of a U.S. Holder’s ADSs pursuant to the Offer will be “substantially disproportionate” as to the U.S. Holder if, immediately after the purchase, the percentage of the outstanding voting stock of the Company that the U.S. Holder actually and constructively owns is less than 80% of the percentage of the outstanding voting stock of the Company actually and constructively owned by such U.S. Holder immediately before the purchase and, immediately following the exchange, such U.S. Holder actually and constructively owns less than 50% of the total combined voting power of the Company.

Not Essentially Equivalent to a Dividend.  Our purchase of a U.S. Holder’s ADSs pursuant to the Offer will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the U.S. Holder’s proportionate interest in us, given the U.S. Holder’s particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the percentage interest of a securityholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs should constitute a “meaningful reduction.” U.S. Holders who intend to qualify for sale treatment by demonstrating that the proceeds received from us are “not essentially equivalent to a dividend” should consult their tax advisors to determine the possibility of satisfying this test.

We cannot predict whether any particular U.S. Holder will be subject to sale or distribution treatment. Each U.S. Holder should be aware that, because proration may occur in the Offer, even if all of the ADSs actually and constructively owned by a U.S. Holder are tendered pursuant to the Offer and the U.S. Holder does not actually or constructively own any other stock of the Company, fewer than all of such ADSs may be purchased by us. Consequently, we cannot assure you that a sufficient number of any particular U.S. Holder’s ADSs will be purchased to ensure that this purchase will be treated as a sale, rather than as a distribution, for U.S. federal income tax purposes. Accordingly, a tendering U.S. Holder may choose to submit a “conditional tender” under the procedures described in Section 6, which allows the U.S. Holder to tender ADSs subject to the condition that a specified minimum number of the U.S. Holder’s ADSs must be purchased by us if any such ADSs so tendered are purchased.

Treatment as a Dividend or Distribution.

If a U.S. Holder does not satisfy any of the Section 302 tests described above, the full amount received by the U.S. Holder pursuant to the Offer will be treated as a distribution to the U.S. Holder with respect to the U.S. Holder’s ADSs, and the U.S. Holder’s tax basis in the purchased ADSs generally will be added to any ADSs retained by such U.S. Holder. Subject to the PFIC rules discussed below, this distribution generally will be treated as a dividend, which may be taxable as ordinary income to the extent of our current or accumulated earnings and profits allocated to the U.S. Holder’s ADSs, as determined under U.S. federal income tax principles. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution will generally be treated as a “dividend” for U.S. federal income tax purposes.

Treatment as a Sale or Exchange.

A U.S. Holder that satisfies any of the Section 302 tests described above will be treated as having sold the ADSs purchased by us pursuant to the Offer and, subject to the PFIC rules discussed below, generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received under the Offer and the U.S. Holder’s tax basis in such ADSs. The gain or loss recognized generally will be treated as (i) long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year as of the date of our purchase pursuant to the Offer and (ii) U.S. source income or loss, as applicable, for foreign tax credit purposes. See, however, the discussion of the PFIC rules below, which could materially alter this treatment. Certain U.S. Holders, including individuals, may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations (including the “wash sale” rules under the Code). A U.S. Holder must calculate gain or loss separately for each block of ADSs (generally, ADSs acquired at the same cost in a single transaction). A U.S. Holder may be able to designate which blocks of ADSs it wishes to tender and the order in which different blocks will be purchased in the event that less than all of its ADSs are tendered. U.S. Holders should consult their tax advisors concerning the mechanics and desirability of that designation.

Passive Foreign Investment Company Rules

We believe we were a PFIC for the taxable years ending December 31, 2012, December 31, 2013, and December 31, 2014. Our PFIC status for the current taxable year will not be determinable until after the close of the current taxable year. Because we currently hold, and expect to continue to hold, a substantial amount of cash and other passive assets and, because, as a public company, the value of our assets for this purpose is determined in part by reference to the market prices of our ADSs and ordinary shares, there can be no assurance that we will not be a PFIC for the current or any future taxable year.

Our classification as a PFIC could result in adverse tax consequences for U.S. Holders who dispose of their ADSs pursuant to the Offer. Generally, U.S. Holders who dispose of ADSs will be subject to tax at ordinary income tax rates on any gain recognized on the sale of the ADSs or on any “excess distribution” paid on the ADSs (generally, a distribution in excess of 125% of the average annual distributions paid by us in the three preceding taxable years or the U.S. Holder’s holding period, whichever is shorter). In addition, U.S. Holders generally will be subject to an interest charge on the portion of such gain or excess distribution that is allocable to previous tax years during which we were a PFIC. However, certain elections (including a “mark to market” election) may have been made by U.S. Holders that may mitigate the adverse consequences resulting from PFIC status. U.S. Holders that have made any such election should consult their tax advisors regarding the tax consequences of the dispositions of ADSs. Certain tax filing requirements apply to U.S. Holders who hold and/or dispose of shares of a PFIC. U.S. Holders are urged to consult their own tax advisers regarding the tax consequences of disposing of our ADSs pursuant to the Offer, in light of our PFIC status, as well as any resulting filing requirements that may apply.

Medicare Tax

Recently effective legislation generally imposes a 3.8% tax on a portion or all of the net investment income of certain individuals with a modified adjusted gross income of over $200,000 (or $250,000 in the case of joint filers or $125,000 in the case of married individuals filing separately) and on the undistributed net investment income of certain estates and trusts. For these purposes, “net investment income” includes, among other things, dividends (including dividends recognized as a result of tendering ADSs pursuant to this Offer) and net gain attributable to the disposition of property not held in a trade or business (including gain from the sale of ADSs) and certain other income, reduced by any deductions properly allocable to such income or net gain.

Information Reporting and Backup Withholding

A U.S. Holder that is considered a “significant holder” within the meaning of U.S. Treasury Regulation Section 1.302-2(b) who exchanges ADSs for cash pursuant to the Offer may be required to comply with the reporting requirements of such regulation. In addition, information reporting requirements will apply to payments made to U.S. Holders, other than certain exempt recipients (such as corporations), who tender their ADSs. Each U.S. Holder will be asked to provide a correct taxpayer identification number and certify that such holder is not subject to backup withholding by completing the IRS Form W-9 that is included in the Letter of Transmittal. See Section 3.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

14. Extension of the Offer; Termination; Amendment.

We expressly reserve the right to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any ADSs by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension, subject to applicable law. During any such extension, all ADSs previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering securityholder to withdraw such securityholder’s ADSs.

We also expressly reserve the right, in our sole discretion, not to accept for payment and not pay for any ADSs not previously accepted for payment or paid for, subject to applicable law, to postpone payment for ADSs or terminate the Offer upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for ADSs that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the ADSs tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by changing the per ADS purchase price range or by increasing or decreasing the value of ADSs sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the notice of amendment shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to securityholders in a manner reasonably designed to inform securityholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service or comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Exchange Act Rule 13e-4(e)(3) and 13e-4(f)(1). This rule and related releases and interpretations of the SEC provide that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

•	we increase or decrease the price range to be paid for ADSs or increase or decrease the value of ADSs sought in the Offer (and thereby increase or decrease the number of ADSs purchasable in the Offer), and, in the event of an increase in the value of ADSs purchased in the Offer, the number of ADSs accepted for payment in the Offer increases by more than 2% of the outstanding ADSs, and
•	the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, then in each case the Offer will be extended until the expiration of the period of at least ten business days from and, including, such date.

If we increase the value of ADSs purchased in the Offer such that the additional amount of ADSs accepted for payment in the Offer does not exceed 2% of the outstanding ADSs, this will not be deemed a material change to the terms of the Offer and we will not be required to amend or extend the Offer. See Section 1.

15. Fees and Expenses.

We have retained Morgan Stanley & Co. LLC to act as the Dealer Manager in connection with the Offer. In its role as Dealer Manager, Morgan Stanley & Co. LLC may communicate with brokers, dealers, trust companies and similar entities with respect to the Offer. Morgan Stanley & Co. LLC will receive, for these services, a reasonable and customary fee. We also have agreed to reimburse Morgan Stanley & Co. LLC for reasonable out-of-pocket expenses incurred in connection with the Offer and to indemnify Morgan Stanley & Co. LLC against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

Morgan Stanley & Co. LLC and its affiliates have provided various investment banking and other services to us in the past, for which they have received customary compensation from us. We expect Morgan Stanley & Co. LLC and its affiliates to continue to render such services, for which they would expect to continue to receive customary compensation from us. Additionally, in the ordinary course of business, including in its trading and brokerage operations and in a fiduciary capacity, Morgan Stanley & Co. LLC and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities.

We have also retained Georgeson Inc. to act as Information Agent in connection with the Offer. The Information Agent may contact securityholders by mail, telephone, facsimile and personal interviews and may request brokers, dealers and other nominee securityholders to forward materials relating to the Offer to beneficial owners. Georgeson Inc., in its capacity as Information Agent, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We have also retained Citibank, N.A. to act as Depositary in connection with the Offer. Citibank, N.A., in its capacity as Depositary, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. Citibank is also the ADS Depositary pursuant to a Deposit Agreement, dated May 4, 2011, and signed by Citibank, N.A. and the Company. Under the terms of the Deposit Agreement, the ADS Depositary is entitled to receive a fee of up to $0.05 per ADS for the cancellation of ADSs.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager, the Information Agent and the Depositary as described above) for soliciting tenders of ADSs pursuant to the Offer. Securityholders holding ADSs through brokers, dealers or other nominee securityholders are urged to consult the brokers, dealers or other nominee securityholders to determine whether transaction costs may apply if securityholders tender ADSs through the brokers, dealers or other nominee securityholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of ADSs held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent, or the agent of the Information Agent, the Dealer Manager or the Depositary, for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of ADSs, except as otherwise provided in Section 5 hereof.

16. Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction within the United States, the Cayman Islands or the People’s Republic of China where the making of the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after good faith effort, we cannot comply with the applicable law, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of ADSs residing in that jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

After completing the Offer, we may consider various forms of share repurchases, including open market purchases, tender offers, privately negotiated transactions and/or accelerated share repurchases after taking into account our results of operations, financial position and capital requirements, general business conditions, legal, tax and regulatory constraints or restrictions and other factors we deem relevant.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning Renren.

Rule 13e-4(f) under the Exchange Act prohibits us from purchasing any ADSs other than in the Offer until at least ten business days after the Expiration Date. Accordingly, any additional purchases outside of the Offer may not be consummated until at least ten business days after the Expiration Date.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation on our behalf in connection with the Offer other than those contained in this Offer to Purchase and the related Letter of Transmittal. If given or made, you should not rely on that information or representation as having been authorized by us, any member of the Board of Directors, the Dealer Manager, the Depositary or the Information Agent.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR ADSs IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MADE BY ANYONE ELSE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY RENREN INC., THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT.

Renren Inc.

April 2, 2015

The Letter of Transmittal, ADRs evidencing ADSs and any other required documents should be sent or delivered by each securityholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

CITIBANK, N.A.

By Mail or Overnight Courier:	By Overnight Courier:
Citibank, N.A. c/o Voluntary Corporate Actions PO Box 43011 Providence, RI 02940-3011	Citibank, N.A. c/o Voluntary Corporate Actions 250 Royall Street Suite V Canton, MA 02021

Any questions or requests for assistance may be directed to the Information Agent at its telephone number and address set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or related documents may be directed to the Information Agent at the telephone number and address set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning the tender offer. To confirm delivery of ADSs, securityholders are directed to contact the Depositary.

The Information Agent for the Offer is:

480 Washington Blvd., 26th Floor
Jersey City, NJ 07310
Banks, Brokers and Shareholders
Call Toll-Free (866) 821-0284

The Dealer Manager for the Offer is:

Morgan Stanley & Co. LLC
1585 Broadway
New York, New York 10036
Call Toll-Free (855) 483-0952